UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 19, 2013

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Park Avenue, New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”) announced on September 19, 2013 that it and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” or the “Bank”) have entered into settlements with the Securities and Exchange Commission (“SEC”), the U.K. Financial Conduct Authority (“FCA”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the Office of the Comptroller of the Currency (“OCC”) relating to the 2012 losses in the Firm’s Chief Investment Office (“CIO”). The Firm cooperated extensively with each of these investigations. A copy of the Firm’s press release announcing these settlements is attached as Exhibit 99.1 hereto.

Total penalties in the amount of approximately $920 million will be paid to resolve the investigations: $200 million as part of the SEC settlement; a £137.6 million penalty as part of the FCA settlement; and $200 million and $300 million to the Federal Reserve and OCC, respectively, as penalties pursuant to administrative consent orders. The administrative orders and other settlement materials with each of the SEC, FCA, Federal Reserve and OCC can be accessed at their respective websites, as follows: www.sec.gov; www.fca.org.uk; www.federalreserve.gov; www.occ.gov.

Litigation and other government investigations previously disclosed are ongoing, including investigations by the Department of Justice, the Commodity Futures Trading Commission (“CFTC”), and the Massachusetts Securities Division. On September 16, 2013, the Firm received a “Wells” notice from the CFTC notifying the Firm that the CFTC staff intends to recommend enforcement action against JPMorgan Chase Bank in connection with certain trading activities undertaken by former CIO employees in the first quarter of 2012. The Bank will be responding to the notice in due course.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	JPMorgan Chase & Co. press release dated September 19, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMORGAN CHASE & CO. (Registrant)

By:	/s/ Neila B. Radin
Neila B. Radin
Senior Vice President

Dated: September 19, 2013

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